Exhibit 10.1

TPG Specialty Lending, Inc.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102

March 18, 2018

Northern Oil and Gas, Inc.
601 Carlson Parkway, Suite 990
Minnetonka, MN 55305

Re:	Limited Waiver and Amendment to Term Loan Credit Agreement
Ladies and Gentlemen:
Reference is hereby made to that certain Term Loan Credit Agreement, dated as of November 1, 2017 (as amended prior to the date hereof, the “Credit Agreement”), among Northern Oil and Gas, Inc., a Minnesota corporation (the “Borrower”), TPG Specialty Lending, Inc., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent, and the lenders from time to time party thereto (the “Lenders”). Unless otherwise defined herein, all terms used herein which are defined in the Credit Agreement shall have the meaning assigned to such terms in the Credit Agreement.
1.Request for Waiver and Consent.

The Borrower has advised the Administrative Agent and the Lenders that (i) the Borrower intends to raise not less than $156,000,000 from one or more issuances of its common stock on or prior to May 31, 2018 (the “Specified Equity Issuance”) as a condition precedent to the exchange of certain of its outstanding 8.00% Senior Notes due 2020 for common stock in the Borrower and certain Senior Secured Second Lien Notes to be issued by the Borrower on the terms described in the term sheet attached hereto as Exhibit A pursuant to and as more particularly described in that certain Exchange Agreement, dated as of January 31, 2018, between the Borrower and the noteholders party thereto, and (ii) in the absence of the waiver provided herein, the Borrower would be required to prepay the Loans with (or otherwise notify the Administrative Agent of its intent to timely reinvest in accordance with the Credit Agreement) 100% of the Net Cash Proceeds of the Specified Equity Issuance pursuant to Section 3.04(b)(iii) of the Credit Agreement (the “Equity Issuance Prepayment Requirement”). The Borrower has requested that the Administrative Agent and the Lenders enter into this letter agreement (this “Letter Agreement”) to waive the Equity Issuance Prepayment Requirement, and the Administrative Agent and the Lenders have agreed to enter into this Letter Agreement on the terms and conditions set forth herein.

2.	Limited Waiver.

In reliance on the representations, warranties, covenants and agreements contained in this Letter Agreement (including, without limitation, the amendments to the Credit Agreement provided for in Section 3 hereof and the agreement of the parties in Section 4 hereof), the Administrative Agent and the Lenders hereby waive the Equity Issuance Prepayment Requirement solely with respect to the Specified Equity Issuance; provided that such waiver shall only apply to a maximum amount of Net Cash Proceeds from the Specified Equity Issuance equal to $156,000,000. Nothing contained herein shall be deemed a consent to, or waiver of, any other action or inaction of any Credit Party which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a Default or Event of Default under the Credit Agreement or any other Loan Document. The Administrative Agent and the Lenders shall have no obligation to grant any future waivers, consents or amendments with respect to the Credit Agreement or any other Loan Document, and the parties hereto agree that the waiver provided herein shall constitute a one-time waiver, shall not constitute a course of dealing among the parties, and shall not waive, affect or diminish any right of Administrative Agent and the Lenders to hereafter demand strict compliance with the Credit Agreement and the other Loan Documents.
3.Amendments to Credit Agreement.

In reliance on the representations, warranties, covenants and agreements contained in this Letter Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Credit Agreement as follows:
(a) The definition of “Permitted Junior Lien Debt” in Section 1.02 of the Credit Agreement is hereby amended and restated as set forth below:
“Permitted Junior Lien Debt” means Debt secured by a Lien junior in priority to the Liens securing the Secured Obligations and satisfies the following conditions: (a) such Debt does not have an interest rate that would cause any non-compliance with Section 9.22; (b) such Debt (or the documents governing such Debt) shall not contain (i) any individual financial maintenance covenant or event of default that is more restrictive or onerous with respect to the Borrower and the Subsidiaries than any individual financial maintenance covenant or event of default, as applicable, in this Agreement, unless this Agreement is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous financial maintenance covenants or events of default, (ii) any covenants (other than financial maintenance covenants) that are more onerous or restrictive with respect to the Borrower and the Subsidiaries than the covenants in this Agreement, unless this Agreement is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous covenants, (iii) restrictions on the ability of the Borrower or any of its Subsidiaries to guarantee the Secured Obligations or to pledge assets as collateral security for the Secured Obligations, or (iv) any prohibition on the prior repayment of any Secured Obligations; (c) the Liens securing such Debt are subordinated to the Liens securing the Secured Obligations and such Liens and the terms of such Debt are subject to the Second Lien Intercreditor Agreement and the security documents creating junior liens securing such Debt shall be reasonably acceptable to the Administrative Agent; (d) at the time of issuing or incurring such Debt (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) (i) no Default has occurred and is then continuing, (ii) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt, and (iii) after giving effect to the issuance or incurrence (or otherwise becoming outstanding) thereof, the Borrower is in pro forma compliance with the financial covenants contained in Section 9.01, (e) the terms of such Debt (or the documents governing such Debt) do not provide for a maturity date or any scheduled principal repayment, mandatory principal redemption or sinking fund obligation in each case prior to the 180th day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Agreement) and customary acceleration rights after an event of default), (f) the outstanding principal amount of the Loans at any time such Debt is issued or incurred (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) is at least $360,000,000 and (g) substantially contemporaneously with the issuance or incurrence (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) of such Debt, the definitions of “Call Protection Amount” and “Yield Maintenance Amount” contained in this Agreement and any related provisions of this Agreement are validly amended to the extent necessary so that the time periods (including the time periods with respect to the Initial Term Loans, which for the avoidance of doubt, shall be amended so that such time periods are deemed to commence on the date that such Permitted Junior Lien Debt is incurred) and percentages contained in the call protection, prepayment premium and yield maintenance provisions applicable to the Loans are no less favorable (from the perspective of the Lenders) than the more favorable (from the perspective of the Lenders) of the time periods and percentages for the call protection, prepayment premium and yield maintenance provisions (i) set forth in the second lien notes term sheet attached as Exhibit A to the Letter Agreement, dated March __, 2018, between the Administrative Agent, the Borrower and the Lenders party thereto and (ii) of such Debt.

(b)    Section 6.02 of the Credit Agreement is hereby amended by replacing clause (g) thereof with the new clauses (g) and (h) set forth below:

(g)    After giving pro forma effect to such Loan, the sum of (i) the aggregate outstanding principal amount of the Loans, plus (ii) the aggregate amount of any Call Protection Amount and any Yield Maintenance Amount that would be due, in each case calculated as if the entire principal amount of the Loans was repaid on the date of such borrowing, plus (iii) the amount of any accrued but unpaid interest and fees shall be less than or equal to $460,000,000.

(h)    After the Effective Date, the Borrower shall have delivered a certificate to the Administrative Agent representing and warranting on the date thereof to the matters specified in Section 6.02(a), (b), (d), (e) and (g) (and attached to such certificate are reasonably detailed calculations demonstrating compliance with Section 9.01).

4.Additional Borrowing. In reliance on the representations, warranties, covenants and agreements contained in this Letter Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Borrower shall, no later than June 1, 2018, submit a Borrowing Request, together with such other documents and instruments required by the Credit Agreement, in order to borrow Delayed Draw Loans in an amount not less than $60,000,000, and no later than five Business Days after delivering such Borrowing Request, consummate such borrowing. Solely with respect to the borrowing described in this Section 4, the Administrative Agent and the Lenders agree to waive the condition precedent contained in Section 6.02(e) of the Credit Agreement.

5.Confirmation and Effect. The provisions (other than as amended by this Letter Agreement) of the Credit Agreement shall remain in full force and effect in accordance with its terms following the date hereof. Each reference in the Credit Agreement (as amended hereby) to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended hereby.

6.Representations and Warranties; Ratifications and Affirmations of the Credit Parties. To induce the Lenders and the Administrative Agent to enter into this Letter Agreement, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent as follows:

(a)
The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of this Letter Agreement, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of this Letter Agreement, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representation and warranty is qualified by materiality, material adverse effect or similar qualification, in which case such representation and warranty shall be true and correct in all respects.

(b)	No Default or Event of Default exists.

The Borrower (x) ratifies and affirms its obligations under the Credit Agreement and the other Loan Documents to which it is a party and (y) acknowledges the validity, enforceability and binding effect against the Borrower of the Credit Agreement and each other Loan Document to which it is a party, each as modified hereby.
7.Miscellaneous.     The parties hereto hereby agree that (a) this Letter Agreement may be executed in counterparts, and all parties need not execute the same counterpart; fax or other electronic transmission (e.g., “.pdf”) shall be effective as delivery of a manually executed original counterpart hereof, and this Letter Agreement shall become effective when signed by the Borrower, the Administrative Agent and each of the Lenders, (b) the expense reimbursement and indemnification provisions of Section 12.03 of the Credit Agreement are hereby incorporated by reference and made a part hereof, (c) THIS LETTER AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES REGARDING THE MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES AND THAT THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES, (d) this Letter Agreement constitutes a “Loan Document” under and as defined in Section 1.02 of the Credit Agreement and, notwithstanding anything to the contrary herein or any other Loan Document, any failure to comply with the terms of this Letter Agreement by the Borrower shall constitute an immediate Event of Default under Section 10.01 of the Credit Agreement with no cure period, and (e) this Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Please evidence your agreement to each of the provisions of this Letter Agreement by executing a counterpart hereof where indicated and returning a fully executed counterpart to the Administrative Agent.

[Signature Pages Follow]

TPG SPECIALTY LENDING, INC. as Administrative Agent and a Lender By: /s/ Joshua W. Easterly Name: Joshua W. Easterly Title: CEO

[Signature Page to Letter Agreement - Northern Oil and Gas, Inc.]

TAO TALENTS, LLC as a Lender By: /s/ Josh Peck Name: Josh Peck Title: Vice President

[Signature Page to Letter Agreement - Northern Oil and Gas, Inc.]

TOP III TALENTS, LLC as a Lender By: /s/ Josh Peck Name: Josh Peck Title: Vice President

[Signature Page to Letter Agreement - Northern Oil and Gas, Inc.]

BORROWER: NORTHERN OIL AND GAS, INC., a Minnesota corporation By: /s/ Brandon R. Elliott Name: Brandon R. Elliott Title: Interim President

[Signature Page to Letter Agreement - Northern Oil and Gas, Inc.]

EXHIBIT A

Second Lien Notes Term Sheet

[Attached]

EXHIBIT A TO EXCHANGE AGREEMENT

Northern Oil and Gas, Inc.
Second Lien Notes
Summary of Indicative Terms and Conditions

Capitalized terms used but not otherwise defined in this Summary of Indicative Terms and Conditions (this “Term Sheet”) shall have the meaning assigned to such terms in the Exchange Agreement to which this Exhibit A is attached.

Issuer:	Northern Oil and Gas, Inc., a Minnesota corporation (the “Issuer”). Upon consummation of the Exchange Transaction, the Issuer shall be domiciled as a Delaware corporation.
Guarantors:
All direct or indirect subsidiaries of the Issuer which guarantee any other indebtedness for borrowed money of the Obligors, including without limitation the Credit Facility (the “Guarantors”, and together with the Issuer, the “Obligors”).

Participating Holders:	Each of the Noteholders party to the Exchange Agreement (the “Participating Holders”, together with their permitted successors and assigns, the “Holders”).
Trustee:	A third party financial institution chosen by the Participating Holders upon consultation with the Issuer, as trustee and collateral agent (such third party in such capacities, the “Trustee”).
Type and Amount:	Senior Secured Second Lien Notes of the Issuer (the “Second Lien Notes”) in an initial aggregate principal amount of $344,279,000 issued as partial exchange consideration for the Existing Notes.
Scheduled Amortization:	None.
Interest Rate:
Initially 8.50% per annum payable in cash (the “Cash Component”).
Beginning on July 1, 2018, the interest rate will step-up by 1.00% per annum, which such step-up in interest shall be payable in kind (the “PIK Component”).
If the financial statements and compliance certificate for the most recently ended fiscal quarter ending June 30th or December 31st (beginning with the fiscal quarter ending June 30, 2018) (each, a “Measurement Fiscal Quarter”) demonstrate that the Issuer and its subsidiaries have a Total Debt (which shall be measured off of all debt of the Issuer and its subsidiaries without giving effect to any cash netting) to EBITDAX (which shall be defined consistent with the Documentation Principles) ratio of:
(i) less than 3.00 to 1.00 as of the last day of any such Measurement Fiscal Quarter, the PIK Component shall, subject to reinstatement in accordance with clause (ii) below, cease accruing effective as of the date such financial statements and compliance certificate are delivered in accordance with the definitive documentation (without giving effect to any grace period), or
(ii) equal to or greater than 3.00 to 1.00 as of the last day of such most recently ended Measurement Fiscal Quarter or if the Issuer fails to deliver the financial statements or compliance certificate by the date required in the definitive documentation with respect to any Measurement Fiscal Quarter, the PIK Component shall immediately and automatically accrue and be payable in accordance with the definitive documentation effective as of the date such financial statements and compliance certificate are delivered (or fail to be delivered) in accordance with the definitive documentation (without giving effect to any grace period).
For the avoidance of doubt, the PIK Component shall be in addition to, and not in replacement of, the Cash Component and shall be reinstated immediately and automatically from time to time in accordance with clause (ii) above.
Interest shall be payable quarterly. Default interest shall be payable in cash on demand at the then applicable interest rate plus 3.00% per annum (the “Default Rate”).

Ranking and Collateral:
The Second Lien Notes and related guarantees will rank equal in right of payment to all existing and future senior indebtedness of the Obligors. The Second Lien Notes will be secured by a perfected second priority lien security interest in all assets of the Obligors, subject to the exceptions set forth in the Credit Facility, and including those assets securing the Credit Facility (and junior only to the liens securing the Credit Facility); provided, however, that, the required collateral levels on oil and gas properties constituting proved reserves and proved developed producing reserves on the Closing shall be 90% and no later than 90 days following the Closing, such required collateral levels shall be increased from 90% to 95%; provided, further, during such periods in which the Ratio of Total Debt (which shall be defined to include all debt of the Issuer and its subsidiaries without giving effect to cash netting) to EBITDAX (to be defined consistent with the Documentation Principles) is less than 3.00 to 1.00, such required collateral levels on oil and gas properties shall be 90%.

Intercreditor Agreement:
At closing, the Trustee and the agent under the Credit Facility (the “First Lien Agent”) will enter into a customary intercreditor agreement in a form reasonably acceptable to the Participating Holders and negotiated in good faith (the “Senior Lien ICA”).

Scheduled Maturity Date:	The Second Lien Notes will mature on April 30, 2023.
Optional Prepayment:	The Second Lien Notes will be callable subject to payment of the Make-Whole Amount (as defined below) and/or the Call Protection Amount (as defined below), as applicable.
Mandatory Prepayment Offers:
Subject to the terms of the Senior Lien ICA and the Documentation Principles (as defined below), the Second Lien Notes shall be subject to mandatory prepayment offers with 100% of the net cash proceeds of asset sales, casualty events and condemnations not required to be used to pay down the Credit Facility, subject to customary baskets, exclusions and reinvestment provisions consistent with the Credit Facility. Mandatory prepayment offers shall be subject to payment of the Make-Whole Amount and/or Call Protection Amount, as applicable.

Make-Whole Amount and Call Protection Amount:
“Make-Whole Amount” means, as of any date of determination (a) for any payment, redemption, repurchase, refinancing, substitution or replacement with respect to the Second Lien Notes (it being agreed that, in the case of an acceleration of any Second Lien Notes, including in connection with an insolvency proceeding, the principal amount of the Second Lien Notes accelerated shall be deemed to have been paid on the date of acceleration solely for purposes of calculating the Make-Whole Amount) in each case paid or deemed paid prior to the two year anniversary of the Closing an amount equal to the difference (which shall not be less than zero) of (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal repayment from the date of repayment (or deemed repayment in the case of an acceleration of the Second Lien Notes) or reduction until the two year anniversary of the Closing, minus (B) the aggregate amount of interest Holders would earn if the repaid (or deemed repaid in the case of an acceleration of the Second Lien Notes) or reduced principal amount were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Second Lien Notes) or reduction until the two year anniversary of the Closing at the treasury rate (which shall be defined as defined in the Credit Facility as in effect on the date hereof and with the reference to United States Treasury securities therein being United States Treasury Securities having a term of no greater than the period of the remaining months from such date of determination until the two year anniversary of the Closing). To the extent the Second Lien Notes become due and payable as a result of an Event of Default or the acceleration of the Second Lien Notes, including in connection with an insolvency proceeding, the rate of interest to be used in determining the Make-Whole Amount shall the Default Rate.

“Call Protection Amount” means, as of any date of determination, an amount equal to the applicable percentage set forth as follows in respect of any payment, redemption, repurchase, refinancing, substitution or replacement of principal of the Second Lien Notes based on the number of months elapsed since the Closing (or in the case of an acceleration of any Second Lien Notes, including in connection with an insolvency proceeding, the applicable percentage set forth as follows of the principal amount of the Second Lien Notes accelerated): (a) during the period of time from and after the Closing up to and including the date that is the 36-month anniversary of the Closing, a prepayment premium equal to 104.0% of the principal amount being repaid and (b) during the period of time from and after the calendar day after the date that is the 36-month anniversary of the Closing up to and including the date that is the 48-month anniversary of the Closing, a prepayment premium equal to 102.0% of the principal amount being repaid. If any acceleration occurs prior to such dates, including in connection with an insolvency proceeding, the applicable Call Protection Amount shall be due and payable, regardless of when any payment is made on the Second Lien Notes.

Change of Control:
Upon the occurrence of any change of control (as defined in the Credit Facility as in effect on the date hereof), the Issuer shall make a mandatory offer to prepay the Second Lien Notes at an offer price equal to 101% of the principal amount so repaid (subject to the prepayment provisions of the Credit Facility as in effect on the date hereof, to the extent applicable).

Documentation Principles:
To be drafted by Kirkland & Ellis LLP, counsel to the Participating Holders, provided that the Senior Lien ICA shall be drafted by counsel to the First Lien Agent.  The definitive documentation for the Second Lien Notes shall be based upon the documentation for the Credit Facility as in effect on the date hereof (including, without limitation, affirmative covenants and negative covenants (other than financial maintenance covenants and PDP coverage ratio maintenance covenants), events of default and definitions related to any of the foregoing) (it being agreed and understood that any PDP coverage ratio incurrence tests shall be based upon the documentation for the Credit Facility as in effect on the date hereof, but will be measured off of both first lien and second lien debt and shall be reduced proportionally to account for being measured off of such first lien and second lien debt) with such changes as the Participating Holders shall reasonably agree and will take into account this Term Sheet, differences to reflect the changed capital structure of the Issuer and its subsidiaries, the second lien nature of the Second Lien Notes and the capital markets nature of the financing giving due regard to the Indentures (it being agreed and understood that to the extent the Credit Facility requires any provisions to be acceptable or approved by the First Lien Agent, the corresponding provisions in the definitive documentation for the Second Lien Notes shall require the acceptance or approval of the Holders holding a majority in principal amount of the Second Lien Notes). In addition, no covenants shall be more restrictive or onerous with respect to the Issuer and its subsidiaries than the covenants in the Credit Facility, other than to the extent to reflect the second lien nature of the Second Lien Notes (e.g., restrictions on junior debt shall refer to debt junior to the Second Lien Notes, rather than the Credit Facility) (it being agreed and understood that the Credit Facility will be amended to incorporate higher collateral thresholds and any other covenant in the Second Lien Notes that are more onerous or restrictive than the Credit Facility to the extent requested by the First Lien Agent and, in the event the First Lien Agent does not elect to incorporate such thresholds or covenants, such higher collateral thresholds and more onerous or restrictive covenants shall be permitted in the Second Lien Notes). This paragraph shall be referred to as the “Documentation Principles”.

Affirmative Covenants:
The definitive documentation shall contain affirmative covenants as are in the Credit Facility as in effect on the date hereof with such changes as the Participating Holders shall reasonably agree to reflect the changed capital structure of the Obligors, the second lien nature of the Second Lien Notes and such other changes as are consistent with the Documentation Principles; including, but not limited to, (i) quarterly public earnings conference calls in place of Section 8.19 of the Credit Facility and (ii) omitting the reporting requirements set forth in Section 8.01(e), (n), (p) and (q) of the Credit Facility; provided, however, after the occurrence and during the continuance of an event of default, the Issuer shall provide such information delivered to the First Lien Agent but not otherwise required to be delivered to the Holders or Trustee via a customary private-side data site accessible by the Trustee and the Holders that elect to access such date site, subject to customary confidentiality obligations. Notwithstanding the foregoing, affirmative covenants in connection with (i) the delivery of title information and additional mortgages, collateral and guarantees will provide for an automatic extension of up to 30 days on such delivery requirements so long as the First Lien Agent has granted such extension under the Credit Facility and (ii) minimum hedging shall be subject to any relief (e.g., waivers or extensions) granted by the First Lien Agent or lenders under the Credit Facility.

Negative Covenants:
The definitive documentation shall contain such negative covenants as are in the Credit Facility as in effect on the date hereof with such changes as the Participating Holders shall reasonably agree to reflect the changed capital structure of the Obligors, the second lien nature of the Second Lien Notes and such other changes as are consistent with the Documentation Principles.  In addition, the negative covenants shall include, without limitation, the following (each of which may be amended or waived with the consent of Holders of a majority in principal amount of the Second Lien Notes, excluding, for such purpose, any Holder that is an affiliate of the Issuer):

•
The Existing Notes (a) can only be refinanced or repaid (i) in exchange for or out of the net proceeds of the substantially concurrent issuance of common stock of the Issuer (other than common stock issued in connection with Closing) or substantially concurrent incurrence of permitted junior lien or unsecured refinancing debt of the Issuer maturing at least 91 days outside the maturity date of the Second Lien Notes or (ii) with aggregate operating cash flow (to be defined in a manner acceptable to the Participating Holders) minus capital expenditures, measured since the Closing; provided, however, a refinancing or repayment under this clause (ii) shall only be permitted if immediately prior to and after giving pro forma effect thereto and other transactions to occur on such date, (A) the Ratio of Total Debt (which shall be defined to include all debt of the Issuer and its subsidiaries and shall have no cash netting) to EBITDAX (to be defined consistent with the Documentation Principles and excluding, for the avoidance of doubt, any pro forma adjustments on account of pro forma cost savings and synergies) shall be less than 3.00 to 1.00 and (B) no defaults or events of default exist or shall occur after giving effect thereto and (b) for the avoidance of doubt, cannot be refinanced or repaid with second lien or other senior lien indebtedness (e.g. first lien, “one and a half” lien, etc.).  For the avoidance of doubt, the provisions of clause (ii) above shall replace the $75 million cap and 1.5 to 1.00 PDP Coverage Ratio Test set forth in Section 9.04(b) of the Credit Facility.

•
No more than $30 million of the Existing Notes may be outstanding as of March 1, 2020.

•
A provision (to replace Section 9.22 of the Credit Facility) that provides that to the extent any junior lien or unsecured debt has a cash interest rate in excess of 9.50% per annum (such amount above 9.50% per annum, the “Excess”), the cash rate on the Second Lien Notes shall be immediately and automatically increased by the amount of such Excess (the “MFN”).

•
Parameters on refinancing the Credit Facility, limited solely to (A) prohibitions against (i) the principal amount of the refinancing facility being greater than the sum of the principal amount refinanced and an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including call protection amounts, yield maintenance amounts and any other premiums, related to or that becomes due as a result of such refinancing (subject to the All In Cap (as defined below)) or (ii) increases to the Weighted Yield (as defined below) in the Credit Facility as in effect on the date hereof by more than 250 basis points, (B) a provision that provides that if the Credit Facility is refinanced with junior lien or unsecured debt, there shall be a dollar-for-dollar reduction of the first lien debt basket and the interest rate of such junior lien or unsecured debt shall be subject to the MFN above, (C) prohibitions against terms that restrict any payment, repayment, redemption, repurchase or other refinancing of or in respect of the Second Lien Notes that would be permitted under the Credit Facility as in effect on the Closing and (D) other customary parameters on refinancing. For purposes of this Term Sheet, “Weighted Yield” shall mean as to any indebtedness, the weighted yield to maturity thereof based on interest rate margin, original issue discount or fees (in each case amortized over the life of such indebtedness), interest rate floors or other similar component of yield, in each case, incurred or payable by the borrower of such indebtedness, and excluding, for the avoidance of doubt, any changes in yield due to changes in the underlying reference rate (such as LIBOR or the Prime Rate) or application of any default rate of no more than 3.00% per annum, call protection amounts, make whole amounts and customary annual agency fees (regardless of whether any of the foregoing amounts are paid to, or shared with, in whole or in part, any lender).

•
In the event the call protection on the Credit Facility (or a refinancing of the Credit Facility) is amended, modified or re-set (whether through an amendment, refinancing or otherwise) in a manner that is prejudicial to the Issuer as compared to the call protection under the Credit Facility (or the refinanced facility) immediately prior to such amendment, modification or refinancing, the Second Lien Notes shall be immediately and automatically amended to get the benefit of such prejudicial amendment, modification and/or reset (e.g., if the make-whole or call premium schedule is extended by a period of time, the Second Lien Notes make-whole or call premium call schedule, as applicable, is extended by such period of time; if a call premium is increased by a certain percentage over a certain time period, the Second Lien Notes call premium is increased by the same percentage over that same time period, etc.).

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No increases to the Weighted Yield of the Credit Facility as compared to the Credit Facility as in effect on the date hereof by more than 250 basis points.

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No changes to the Credit Facility that restrict any payment, repayment, redemption, repurchase or other refinancing of or in respect of the Second Lien Notes that would be permitted under the Credit Facility as in effect on the Closing.

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Prohibition on other amendments to Existing Notes that would adversely affect rights of Holders of the Second Lien Notes.

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Other customary restrictions on amending the Existing Notes or the Credit Facility.

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No additional second lien or senior lien indebtedness (e.g., first lien, “one and a half” lien, etc.) other than a refinancing of Credit Facility with first lien indebtedness (it being agreed and understood that the Issuer may incur up to $400 million of principal amount in first lien indebtedness under the Credit Facility); provided that, for the avoidance of doubt, such cap shall not apply to (i) the principal amount of any customary debtor-in-possession financing (which shall be subject to a $75,000,000 cap (exclusive of any “roll-up” of any prepetition amounts under the Credit Facility) which shall be set forth in the Senior Lien ICA), (ii) any customary protective advances in an amount up to 2.00% of the outstanding Credit Facility as of such time (without giving effect to any debtor-in-possession financing) by the lenders under the Credit Facility in respect of any collateral for insurance, taxes or maintenance of collateral, (iii) any increase in the principal amount of the Credit Facility due to interest paid in kind or capitalized, (iv) customary hedging obligations, or (v) in the case of a refinancing of the Credit Facility, any interest, fees, premiums, make whole amounts or call protection amounts that become due as a result of such refinancing in an amount, when aggregated with the principal amount of loans outstanding under the Credit Facility at such time, shall not exceed $460 million (the amount in this clause (v), the “All In Cap”).

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No payments for consents unless offered to all Holders.

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Anti-layering, including a restriction on any payment priority layering among tranches of first lien debt (it being understood that the foregoing shall not limit customary debtor-in-possession financing that subordinates the obligations under the Credit Facility, subject to mutually agreeable terms of the Senior Lien ICA).

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Covenant against asset sales and other dispositions to be consistent with the Documentation Principles; provided, however, the definitive documentation shall permit any asset sale or disposition that the lenders under the Credit Facility consent to as long as (i) at least 75% of the consideration for such asset sale or disposition is received in the form of cash, (ii) such asset sale or disposition is not for all or substantially all of the assets of the Issuer and the Guarantors, (iii) no defaults or events of default exist or shall occur after giving effect thereto, (iv) fair market value is received (and if the consideration is greater than $50 million, fair market value must be supported by a third-party fairness opinion reasonably satisfactory to Holders of a majority in principal amount of the Second Lien Notes, excluding, for such purpose, any Holder that is an affiliate of the Issuer), (v) the net cash proceeds from such disposition are applied pursuant to the mandatory prepayment requirements of the Credit Facility and the definitive documentation for the Second Lien Notes and (vi) any assets received shall become collateral substantially concurrently with such asset sale or disposition.

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Covenant against investments to be consistent with the Documentation Principles; provided, however, the definitive documentation shall permit any acquisition of additional oil and gas properties (or equity in persons that own oil and gas properties) that the lenders under the Credit Facility consent to as long as the assets received become collateral substantially concurrently with such acquisition, subject to the collateral requirements set forth in the Second Lien Notes Indenture.

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Covenant regarding maximum hedging to be consistent with the Documentation Principles; provided, however, such covenant shall be subject to any relief (e.g., waivers or extensions) granted by the First Lien Agent or lenders under the Credit Facility

Financial Covenants:	None.

Events of Default:
The definitive documentation shall contain such events of default consistent with the Documentation Principles, including cross defaults to the Credit Facility (provided, however, in the case of an event of default on account of the financial covenants (including PDP coverage ratio) under the Credit Facility, no such cross-default shall result unless (i) the Credit Facility has been accelerated, (ii) the First Lien Agent has commenced exercising remedies or (iii) such event of default has not been cured or waived under the terms of the Credit Facility within thirty (30) days after notice (which notice, for the avoidance of doubt, shall include the delivery of a compliance certificate) of the occurrence of such event of default has been delivered by the Issuer to the lenders under the Credit Facility (or should have been delivered in accordance with the Credit Facility) and other material debt, payment default on material debt, judgment defaults and failure to have perfected liens in any of the collateral.

AHYDO:
The Second Lien Notes shall contain customary “AHYDO catch-up” payment provisions, providing that the Issuer will make payments on the Second Lien Notes, before the close of any accrual period ending after the fifth anniversary of the issue date, an amount sufficient to ensure that the Second Lien Notes will not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code.

Governing Law:	New York.
Transfer:	The Second Lien Notes shall be freely transferable without the consent of the Issuer.
Counsel to the Participating Holders:	Kirkland & Ellis LLP.